Exhibit 3.i CERTIFICATE OF INCORPORATION

CERTIFICATE OF INCORPORATION
OF
CANANDAIGUA NATIONAL CORPORATION
(Under Section 402 of the Business Corporation Law)

The undersigned incorporator, a natural person over the age of eighteen years, in order to form a corporation under the Business Corporation Law of the State of New York, certifies as follows:

1. Name. The name of the corporation is Canandaigua National Corporation (herein called the "Corporation").

     2.   Purposes  Subject to any limitation provided in the Business Corporation Law or any other statute of the State of New York, and except as otherwise specifically provided in this Certificate, the purposes for which the Corporation is formed are:

          2.1   To act as a bank holding company, with all of the rights, powers and privileges, and subject to all of the limitations, specified in any applicable state or federal legislation from time to time in effect;

          2.2   To engage in any other lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York, provided that the Corporation shall not engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

3. Office. The office of the Corporation is to be located in the City of Canandaigua, County of Ontario, State of New York.

     4.   Number of Shares.  The aggregate number of shares which the Corporation shall have authority to issue is: Two Million (2,000,000), all of which shall be common shares of the par value of Twenty Dollars ($20.00) each.

     5.   Designation of Secretary of State: Mailing Address.  The Secretary of State is designated as the agent of the Corporation upon whom process in any action or proceeding against the Corporation may be served, and the address to which the Secretary of State shall mail a copy of process in any action or proceeding against the Corporation which may be served upon him is:

72 South Main Street
Canandaigua, New York 14424
ATTN: George W. Hamlin, IV

6. Duration. The duration of the Corporation is to be perpetual.

7. Cumulative Voting Rights. Cumulative voting rights shall not exist with respect to the election of directors.

8. Opposition of Tender (or other offer).

          8.1   The Board of Directors may, if it deems it advisable, oppose a tender, or other offer for the corporation's securities, whether the offer is in cash or in securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but it is not legally obligated to, consider any pertinent issues; by way of illustration, but not of limitation, the Board of Directors may, but shall not be legally obligated to, consider any and all of the following:

(1) Whether the offer price is acceptable based on the historical and present operating results or financial condition of the corporation.

(2) Whether a more favorable price could be obtained for the corporation's securities in the future.

(3) The impact which an acquisition of the corporation would have on its employees, depositors and customers of the corporation and its subsidiaries in the community which they serve.

(4) The reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of the corporation and its subsidiaries and the future value of the corporation's stock.

     (5)   The value of the securities, if any, which the offeror is offering in exchange for the corporation's securities, based on an analysis of the worth of the corporation as compared to the corporation or other entity whose securities are being offered.

(6) Any antitrust or other legal and regulatory issues that are raised by the offer.

          8.2   If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any and all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

     9.   Classification of Directors.  The Board of Directors of the Corporation shall be divided into three classes, the respective terms of office of which shall end in successive years. The number of directors in each class shall be specified in the Bylaws and shall be nearly as equal as possible. Unless they are elected to fill vacancies, the directors in each class shall be elected to hold office until the third successive annual meeting of shareholders after their election and until their successors shall have been elected and qualified. At each annual meeting of shareholders the directors of only one class shall be elected, except directors who may be elected to fill vacancies.

     10.   Filling of Vacancies in Board of Directors Caused by Increase in Number of Directors.  Any directorship to be filled by reason of an increase in the number of directors may be filled by the Board of Directors. The Board of Directors shall specify the class in which a director so elected shall serve. Any director elected by the Board of Directors shall hold office only until the next annual meeting of the shareholders and until his successor shall have been elected and qualified, notwithstanding that the term of office of the other directors in the class of which he is a member does not expire at the time of such meeting. His successor shall be elected by the shareholders to a term of office which shall expire at the same time as the term of office of the other directors in the class to which he is elected.

     11.   Preemptive Rights.  No holder of shares of any class or of any series of any class shall have any preemptive right to subscribe for, purchase or receive any shares of the corporation, whether now or hereafter authorized, or any obligations or other securities convertible into or carrying options to purchase any such shares of the corporation, or any options or rights to purchase any such shares or securities, issued or sold by the corporation for cash or any other form of consideration, and any such shares, securities or rights may be issued or disposed of by the Board of Directors to such persons and on such terms as the Board in its discretion shall deem advisable.

     12.   Indebtedness.  The corporation shall have authority to borrow money and the Board of Directors, without the approval of the shareholders and acting within their sole discretion, shall have the authority to issue debt instruments of the corporation upon such terms and conditions and with such limitation as the Board of Directors deems advisable. The authority of the Board of Directors shall include, but not be limited to, the power to issue convertible debentures.

     13.   Indemnification.  Every person who is or was a director, officer, employee, or agent of the corporation, or of any Corporation which he served as such at the request of the Corporation, shall be indemnified by the Corporation to the fullest extent permitted by law against all expenses and liabilities reasonably incurred by or imposed upon him, in connection with any proceeding to which he may be made, or threatened to be made, a party, or in which he may become involved by reason of his being or having been a director, officer, employee or agent of the Corporation, or of such other Corporation, whether or not he is a director, officer, employee or agent of the Corporation or such other Corporation at the time the expenses or liabilities are incurred.

     14.   Shareholder Action.  No merger, consolidation, liquidation or dissolution of the Corporation nor any action that would result in the sale or other disposition of all or substantially all of the assets of the Corporation shall be valid unless first approved by the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock. This Article 14. may not be amended unless first approved by the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock.

IN WITNESS WHEREOF, the undersigned incorporators subscribe this Certificate and affirm it as true under the penalties of perjury on this 10th day of October, 1984.

/s/Arthur S. Hamlin
Arthur S. Hamlin
29 Gibson Street
Canandaigua, NY 14424

/s/Frank H. Hamlin
Frank H. Hamlin
5737 Seneca Point Road
Naples, NY 14512

/s/George W. Hamlin, IV
George W. Hamlin, IV
47 Gibson Street
Canandaigua, NY 14424